FOR IMMEDIATE RELEASE

 December 23, 2003

NORFOLK SOUTHERN REVIEWS STB RATE RULING

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) said it is pleased with the Surface Transportation Board's timely resolution of the complaint in Carolina Power & Light Company v. Norfolk Southern Railway Company finding a significant portion of its rate increase on coal shipments to several of Carolina Power & Light's facilities to be reasonable.  Norfolk Southern will comment at a later date on the potential effect on earnings.

The Surface Transportation Board issued its decision on Tuesday, December 23, and posted the decision on its web site located at www.stb.dot.gov  in the "Decisions & Notices" section.

Norfolk Southern will report earnings and other results at its regular quarterly meeting with analysts in New York City on Jan. 28, 2004. Presentation materials and a simultaneous web cast of the meeting will be available on Norfolk Southern's Web site at www.nscorp.com.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Corporation's filings with the SEC) which could cause actual results to differ.

         Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:
(Media) Bob Fort, 757-629-2710
(Investors) Leanne McGruder, 757-629-2861